Exhibit 5.1

[Holland & Hart LLP Letterhead]

October 6, 2006

Board of Directors
Rentech, Inc.
1331 17th Street, Suite 720
Denver, CO  80202-1557

Re:                               Rentech, Inc.
Registration Statement on Form S-3

Gentlemen:

We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”).  We are furnishing this opinion at your request in connection with the filing by Rentech of a Registration Statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the registration of 4,613,150 shares of the Company’s common stock, par value $.01 per share (the “Shares”) for resale by certain selling shareholders of the Company upon the exercise of certain warrants to purchase Company Common Stock (the “Warrants”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the Registration Statement and the related prospectus, Rentech’s amended and restated articles of incorporation, Rentech’s bylaws, the Warrants and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  We have reviewed Rentech’s Rights Agreement dated as of January 18, 2005, as amended (the “Rights Agreement”), between Rentech and ComputerShare Trust Company, Inc., as Rights Agent, that provides for stock purchase rights to be issued with common stock of Rentech (the “Rights”).

We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; and (vi) the due authorization, execution and delivery of all documents by parties other than Rentech.

We are opining herein as to the Colorado Business Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that as of the date hereof:

(1)           Rentech has the corporate authority to issue the Shares.

(2)           The Shares have been duly authorized for issuance upon exercise of the Warrants and, when issued upon such exercise in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and as of the date hereof, the Shares would be accompanied by the associated Rights.

In connection with our opinions set forth above, (a) we note that certain provisions of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (b) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of Rentech would be required to redeem or terminate, or take other action with respect to, the Rights at some future time.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters relating to the Company, the Registration Statement or the Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP